CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Smithtown Bancorp, Inc. of our reports dated February 28, 2007 with respect to the consolidated financial statements of Smithtown Bancorp, Inc. and management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which reports appear in the Annual Report on Form 10-K of Smithtown Bancorp, Inc. for the year ended December 31, 2006 filed with the Securities and Exchange Commission.

   /s/ Crowe Chizek and Company LLC

Crowe Chizek and Company LLC

Livingston, New Jersey
December 17, 2007